Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement No. 333-257624 on Form S-1 of our report dated April 19, 2021 (July 19, 2021 as to the effects of the stock split discussed at Note 18), relating to the financial statements of Snap One Holdings Corp. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Deloitte & Touche LLP

Charlotte, NC

July 19, 2021